MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



GENERAL OVERVIEW

     In 1996, HFS Incorporated (together with its subsidiaries, the "Company") evolved from the world's largest franchisor of lodging properties and real estate brokerage offices to a leading global service provider. Although the Company provides fee-based services that primarily fall within the Travel and Real Estate industries, the Company generally neither owns the assets nor shares the risks associated with the underlying businesses of its customers. The businesses acquired by merger with PHH Corporation ("PHH") on April 30, 1997 are consistent with this profile and provide the Company with various cross-marketing opportunities within its business segments.

     On May 27, 1997,  the Company  entered into a definitive  merger  agreement with CUC International, Inc. ("CUC") pursuant to which the Company's shareholders will exchange all Company common stock for approximately $11 billion of CUC common stock. CUC, a leading membership-based consumer services company with shares traded on the New York Stock Exchange, reported $2.5 billion of total assets at January 31, 1997 and $2.3 billion and $164.1 million of revenue and net income, respectively, for the fiscal year ended January 31, 1997. CUC's business profile is consistent with the Company's in that CUC's primary revenue source consists of recurring membership revenue rather than revenue from the sale of goods and services to club members. Membership is generated through CUC's technology-driven direct marketing efforts. The combination of CUC and HFS is intended to provide CUC's membership businesses access to the Company's' more than 100 million consumer contacts, while providing Company businesses with the technology-driven, direct marketing expertise necessary to successfully cross-market within its existing business units.

     In the travel industry, the Company is the world's largest franchisor of lodging facilities ("Lodging"), the leading provider of vacation timeshare exchange services ("Timeshare") and a leading provider of international fleet management services. The Company also owns HFS Car Rental, Inc., (formerly Avis, Inc.) which through an indirect subsidiary ("ARAC") operates directly or through licensees, the second largest car rental system worldwide. The Company expects to undertake an initial public offering (the "IPO") of ARAC in September 1997. The IPO is expected to dilute the Company's interest in ARAC to 25% and replace car rental ownership earnings with revenue from reservation and information technology agreements in 1996 and from a master franchise agreement to be effective as of January 1, 1997 ("Car Rental").

     In the real estate industry, the Company is the world's largest franchisor of real estate brokerage offices ("Real Estate Franchise"), the world's largest provider of corporate relocation services ("Relocation") and operates the twelfth largest mortgage service business in the United States.

       Since the merger with PHH was accounted for as a pooling of interests, the financial results discussed herein have been restated to include PHH for all periods presented. All comparisons within the following discussion are to the comparable period in previous year, unless otherwise stated.

RESULTS OF OPERATIONS

1996 Compared to 1995

     Consolidated net income increased 63% ($99.4 million) to $257.2 million in 1996 while earnings per share ("EPS") increased 41% ($.46) to $1.58. Operating income (revenue less expenses excluding interest and income taxes increased 55% ($160.6 million) to $451.6 million. Consolidated net revenue increased 36% ($383.3 million) to $1.44 billion.

     Net interest expense decreased 14% ($3.3 million) to $19.7 million primarily as a result of $11.4 million of incremental interest income earned primarily from excess cash generated from a June 1996 equity offering. Gross interest expense increased 33% ($8.1 million) as a result of the issuance of $240 million, 4-3/4% Convertible Senior Notes ("4-3/4% Notes") in February 1996. The Company's weighted average effective interest rate decreased from 5.94% to 5.67%.

     The Company collects certain service fees from lodging and real estate franchisees, which it disburses completely for marketing and reservation activities on behalf of franchisees. Since the Company administers such funds on a pass through basis, management analyzes business results for the Lodging and Real Estate franchise segments in terms of revenue, net of marketing and reservation expenses ("adjusted net revenue") and operating expenses. Adjusted net revenue consists of net revenue of $1.44 billion, $1.06 billion and $892.1 million for 1996, 1995 and 1994, respectively, less $169.3 million, $144.0 million and $130.3 million of marketing and reservation expenses, for the same respective periods. Operating expenses include depreciation and amortization but exclude interest expense and income taxes. Results for the combined segments are as follows:

Operating income ($000's)               1996            1995           Variance
-------------------------            ----------      ----------       ---------
Adjusted net revenue ..........      $1,270,856      $  912,925              39%
Operating expenses ............         819,294         621,956              32%
                                     ----------      ----------
Operating income ..............      $  451,562      $  290,969              55%
                                     ==========      ==========


TRAVEL INDUSTRY

Lodging

     The Company operates eight nationally recognized brands with approximately 5,400 lodging properties under franchise contracts of up to 20 years in duration. The Company provides central reservation system services and national marketing programs, which are completely funded by its franchisees based on a designated portion of its franchise fee. The Company charges a royalty fee based on a percentage of franchisee gross room sales to fund all expenses not covered by marketing and reservation fees, such as quality inspections and franchise sales and service functions as well as generates profits for the Company. Accordingly, the significant revenue drivers of the Company are the number of royalty-paying franchise units and the average rate at which they pay. Relevant but less significant are the average daily rates and occupancy percentage of the underlying lodging properties.

Operating income ($000's)                  1996           1995          Variance
 -------------------------               --------       --------      ----------
Adjusted net revenue .............       $228,349       $195,631             17%
Operating expenses ...............         82,551         75,025             10%
                                         --------       --------
Operating income .................       $145,798       $120,606             21%
                                         ========       ========

     Operating income increased 21% and adjusted net revenue increased 17% as a result of a 13% increase in royalty fees and 41% increase in revenue from preferred alliance partners seeking access to the Company's franchisees and their underlying consumer base. Results for 1996 demonstrated that room growth is the most significant outcome driver for franchisee royalty, as the Company added 55,253 net rooms in 1996, representing a 133% increase from 1995 results. The Company added 94,506 rooms in 1996 (including 30,274 rooms added by the acquisition of Travelodge franchise contracts) and terminated 39,253 rooms in 1996 (including 6,053 Park Inn International rooms, comprising the franchise system sold in September 1996 for $2.2 million). In 1995, the Company added 63,280 rooms (including 9,780 rooms added by the acquisition of Knights Inn franchise contracts) and terminated 39,603 rooms (including 22,151 related to a special year-end removal of properties as a result of the repositioning and tightening of quality standards of the Company's brands). Total U.S. system revenue per available room ("REVPAR") increased 1.3% primarily due to a 1.9% increase in the average ("same store basis") daily rates ("ADR") charged at franchised lodging facilities, however, REVPAR for comparable properties increased 3.3% as a result of increases in ADR.

     The 10% ($7.5 million) increase in operating expenses included an 18% increase ($4.8 million) in depreciation and amortization, primarily related to the excess of cost over net assets acquired ("goodwill") associated with the acquisitions of the Travelodge and Knights Inn franchise systems in January 1996 and August 1995, respectively. Other operating expenses increased 6% ($2.7 million), primarily as a result of $1.9 million of scheduled Ramada license fee increases and increases in franchise sales and other expenses associated with system growth.

Car Rental

     The Company acquired Avis, Inc. on October 17, 1996 for $806.5 million in cash, indebtedness and Company common stock. Prior to the acquisition date, the Company announced its plan to undertake an initial public offering ("IPO") of Avis' car rental subsidiary ("ARAC") within one year of the acquisition date and dilute its interest in ARAC to approximately 25%. The Company will retain assets that are consistent with the Company's service provider business profile, including the trademarks, franchise agreements, reservation system and information technology system assets. ARAC will pay fees to the Company pursuant to a master franchise agreement commencing in 1997 (as well as fees associated with reservation and information technology agreements) that are typical of a traditional franchise relationship. The car rental segment generated $537,000 of operating income which was comprised of $10.0 million of revenue and $9.5 million of operating expenses for the period October 17, 1996 to December 31, 1996. Net revenue consisted primarily of fees for information technology services provided to ARAC from the October 17, 1996 acquisition date. Operating expenses consisted of $3.4 million of depreciation and amortization expenses primarily associated with the Avis trademark and goodwill and $6.0 million of technology related expenses for services provided to ARAC and other rental car companies.

Timeshare

     The Company acquired RCI on November 12, 1996 for $487.1 million plus up to $200 million of contingent consideration. RCI sells subscription memberships to owners of vacation timeshare resorts which allow members to exchange their timeshare accommodations for timeshare accommodations owned by other members at participating affiliated resorts worldwide. In addition to membership fees, RCI earns fees for exchanges processed by its call center. The key timeshare revenue drivers include the number of fee paying members and exchanges and the corresponding average fees. The operating income summary for the period November 12, 1996 to December 31, 1996 is as follows:

Operating income ($000's)
-------------------------
Adjusted net revenue .....................................               $30,723
Operating expenses .......................................                27,404
                                                                         -------
Operating income .........................................               $ 3,319
                                                                         =======

     Adjusted net revenue primarily consists of $ 11.3 million of membership fees and $12.1 million of exchange fees. Assuming Company ownership of timeshare operations since January 1, 1995, pro forma annual membership and exchange fee revenue increased 12% to $102.0 million and 11% to $157.6 million, respectively. Total members and exchanges for calendar year 1996 increased 8% to 2.2 million and 9% to 1.7 million compared to 1995, respectively. Operating expenses consisted primarily of $15.4 million and $2.5 million for staff and communication costs associated with member services (call centers), respectively, and other timeshare functions for the period November 12, 1996 to December 31, 1996.

Fleet Management Services

     Fleet management services are offered to corporate clients and government agencies to assist them in effectively managing their vehicle fleet costs, reducing in-house administrative costs and enhancing driver productivity. Services consist of leasing (which generally requires an investment by the Company in the vehicle and includes new vehicle purchasing, open and closed-end operating leasing, direct finance leasing and used vehicle marketing) as well as a variety of fee-based services including fuel purchasing, maintenance management programs, expense reporting, fuel management programs, accident and safety programs and other driver services for managing clients' vehicle fleets. The Company has experienced minimal losses associated with its investment in vehicles due to the overall creditworthiness of its corporate clients.

Operating income ($000's)                 1996           1995          Variance
-------------------------               --------       --------       ----------
Adjusted net revenue ............       $260,740       $258,877              1%
Operating expenses ..............        184,480        201,959             (9%)
                                        --------       --------
Operating income ................       $ 76,260       $ 56,918             34%
                                        ========       ========

     Operating income increased $19.3 million (34%) to $76.3 million, primarily as a result of an increase in fee-based services and an $11.7 million gain on the sale of the Company's truck fuel management business ("NTS") which was sold in January 1996. The adjusted net revenue increase generated in 1996 included the increase in fee-based services but was offset by the absence of approximately $21.8 million of revenue from the sold NTS business. The $17.5 million (9%) decrease in operating expenses was primarily associated with $19.1 million of expenses associated with the sold NTS business.


REAL ESTATE INDUSTRY

Real Estate Franchise

     The Company licenses brand names to independently owned brokerage offices associated with three of the four largest franchise systems in the world. The Company acquired the world's largest franchise system, the CENTURY 21 system, in August 1995, the ERA franchise system in February 1996 and the Coldwell Banker franchise system in May 1996. The most significant revenue driver for real estate franchise is the number of transactions for which the broker receives commission revenue. Royalties are calculated based on a percentage of franchisee commission revenue and fund franchise sales, service and training expenses. Marketing fee collections fund national advertising expenditures and other marketing activities.

Operating income ($000's)                  1996           1995         Variance
-------------------------                --------       --------      ----------
Adjusted net revenue .............       $221,724       $ 43,771            407%
Operating expenses ...............        111,189         24,494            354%
                                         --------       --------
Operating income .................       $110,535       $ 19,277            473%
                                         ========       ========

     Operating income and adjusted net revenue increased 473% and 407%, respectively, as a result of the CENTURY 21 franchise system's first full year contribution to operating results and partial year contributions from the acquired Coldwell Banker and ERA franchise systems. These franchises systems licensed their trademarks to approximately 184,000 sales associates at December 31, 1996. The royalty portion of revenue increased $162.8 million (361%) and revenue from preferred affiliates grew from $208,000 to $13.4 million, net of the Company's $11.0 million fourth quarter write-off of revenue associated with the license of the CENTURY 21 trademark to Amre, Inc., which filed for bankruptcy protection in February 1997. The Company is currently negotiating with home improvement companies to license the CENTURY 21 trademark.

     Operating expenses increased 354% ($86.7 million) as a result of incremental expenses associated with acquired franchise systems. Operating expenses also included a $5.0 million restructuring charge associated with the second quarter 1996 contribution of Coldwell Banker's former owned brokerage business to National Realty Trust ("Trust"), an independent entity governed by independent trustees.

Relocation

     Relocation segment services primarily consist of the purchase, management and resale of homes for transferred employees of corporate clients, members of affinity group clients and government agencies. Although the Company acquires the homes of client employees, the client corporations reimburse the Company for carrying costs until the home is sold and for home sale losses. Accordingly, the Company earns a fee for services with minimal real estate risk. Operating expenses primarily consist of staffing and related costs for sales and service functions. Operating results include contributions from PHH Relocation for all periods shown, from Coldwell Banker Relocation Services, Inc. ("CBRS") since the May 31, 1996 acquisition date and from Worldwide Relocation Management, Inc. ("WRM") since the August 1, 1995 acquisition date.

Operating income ($000's)                  1996           1995          Variance
-------------------------                --------       --------      ----------
Adjusted net revenue .............       $344,865       $301,667             14%
Operating expenses ...............        290,563        259,949             12%
                                         --------       --------
Operating income .................       $ 54,302       $ 41,718             30%
                                         ========       ========

     Operating income increased 30% ($12.6 million) as a result of a 14% ($43.2 million) increase in adjusted net revenue, net of a 12% ($30.6 million) increase in operating expenses. Acquired CBRS and WRM operations generated $19.2 million of operating income and PHH Relocation operating income decreased $6.6 million (18%). PHH relocation adjusted net revenue increased $23.7 million due to an expansion of services provided to corporate clients while revenue from home sale assistance was flat compared to 1995. The revenue increase was offset by $30.3 million of increased expenses associated with the development of the expanded full service infrastructure.

Mortgage Services

     Mortgage services primarily consist of the origination, sale and servicing of residential first mortgage loans. The Company packages its originated loans for sale in secondary markets generally within 90 days of origination and retains servicing rights. The Company markets a variety of first mortgage products to consumers through relationships with corporations, affinity groups, government agencies, financial institutions, real estate brokerage firms and mortgage banks by a combination of retail teleservices delivery and wholesale correspondent lending arrangements.

Operating income ($000's)                 1996           1995           Variance
-------------------------               --------       --------       ----------
Adjusted net revenue ............       $126,570       $ 93,251             36%
Operating expenses ..............         85,268         51,507             66%
                                        --------       --------
Operating income ................       $ 41,302       $ 41,744             (1%)
                                        ========       ========

     Operating income decreased 1% as a result of a 36% increase in adjusted net revenue, net of a 66% increase in operating expenses. The increase in adjusted net revenue resulted from a 149% increase in loan origination revenue offset by a 28% decrease in loan servicing fees. The volume of loan closings increased 34% from $6.3 billion to $8.4 billion and the average fee increased from 54 to 100 basis points. Whereas the portfolio of loans serviced increased 16% from $19.4 billion to $22.5 billion, the average fee decreased 38% from 30.8 to 19.2 basis points. The increase in origination fees and decrease in servicing fees results from the implementation of SFAS 122 in 1995, which had the effect of reallocating revenue from servicing fees to origination fees. A reduction in gains recorded from the sale of a portion of the loan servicing portfolio also contributed to the decrease in service fees. The gain on the sale of servicing amounted to $17.4 million in 1995 compared to $1.5 million in 1996. Operating expenses increased as a result of higher closing volume experienced in expanded retail teleservices delivery arrangements in 1996.

Other Segment

     Other segment business operations primarily consist of casino credit information and marketing services ("Casino Services"), the equity in earnings from the Company's investment in ARAC (net of information technology fees charged to ARAC) and other operations or transactions which are not included in the Company's primary business segments. Operating expenses also include corporate overhead expenses which could not be allocated to other operating business segments. Operating income is summarized as follows:

 Operating income ($000's)                 1996            1995         Variance
-------------------------                 -------        -------      ----------
Adjusted net revenue .............        $47,871        $19,728            143%
Operating expenses ...............         28,362          9,022            214%
                                          -------        -------
Operating income .................        $19,509        $10,706             82%
                                          =======        =======

Operating income increased $8.8 million primarily as a result of $9.5 million of consideration received by the Company related to the termination of a corporated services agreement and $2.3 million equity in earnings from the Company's investment in ARAC, which was acquired on October 17, 1996.

1995 Compared to 1994

Consolidated net income increased 29% ($35.3 million) to $157.9 million in 1995 while EPS increased 18% to $1.12. Consolidated revenue increased 19% to $1.1 billion in 1995.

Net interest expense increased $4.5 million as a result of incremental financing costs associated with the CENTURY 21 transaction, and a general rise in interest rates in 1995 compared to 1994. Despite average LIBOR rate increases approximating 84 basis points, the Company's average borrowing rate increased only 40 basis points to 6.0%, principally as a result of favorable fixed rate debt securities issued in 1994 and 1993.

Results for the combined segments on an operating income basis follows:

Operating income ($000's)                  1995           1994          Variance
-------------------------                --------       --------      ----------
Adjusted net revenue .............       $912,925       $761,852             20%
Operating expenses ...............        621,956        535,961             16%
                                         --------       --------
Operating income .................       $290,969       $225,891             29%
                                         ========       ========


TRAVEL INDUSTRY

Lodging

Operating income ($000's)                  1995           1994          Variance
-------------------------                --------       --------      ----------
Adjusted net revenue .............       $195,631       $170,426             15%
Operating expenses ...............         75,025         67,939             10%
                                         --------       --------
Operating income .................       $120,606       $102,487             18%
                                         ========       ========

     Adjusted net revenue increased 15% as a result of a $20.7 million (16%) increase in royalty fees and a $6.8 million (49%) increase in revenue from preferred alliances seeking access to franchisees and their customers. Room growth represented the most significant revenue outcome driver contributing to the revenue increase. The Company added 63,280 rooms during 1995, representing an 18.8% increase, but also terminated 39,603 rooms including 22,151 rooms in a special year-end removal of properties as a result of the repositioning and tightening of quality standards of the Company's brands. Total REVPAR increased 3.0% primarily due to a 2.6% increase in the average daily rates charged at franchisee hotels and a 1.8% increase in average royalty rates.

     Demonstrating the Company's ability to translate revenue into earnings, operating income increased $18.1 million (18%) while operating expenses increased only $7.1 million (10%). The increase in operating expenses included $4.6 million of franchise sales and bad debt expenses associated with system growth as well as $1.5 million of scheduled Ramada license fee increases. Depreciation expense also increased $4.1 million in part from a full year's expense in 1995 related to the newly developed reservation system for Days Inn which was implemented in October 1994. The increase was also attributable to goodwill amortization associated with the issuance of Company common stock in December 1994 and September 1995, pursuant to an earnout agreement entered into with Bryanston Group, Inc., an affiliate of the sellers of the Days Inn franchise system.

Fleet Management Services

Operating income ($000's)                  1995          1994           Variance
-------------------------                --------       --------    ------------
Adjusted net revenue .............       $258,877       $249,571              4%
Operating expenses ...............        201,959        197,248              2%
                                         --------       --------
Operating income .................       $ 56,918       $ 52,323              9%
                                         ========       ========

     Operating income increased 9% ($4.6 million) to $56.9 million in 1995 as a result of a 4% ($9.3 million) increase in adjusted net revenue, net of 2% ($4.7 million) increase in operating expenses. The revenue increase primarily resulted from an increase in service fees generated by growth in fuel and maintenance management programs. Such growth reflects increased market penetration in the United States and United Kingdom. Operating expenses increased only 2% reflecting a cost reduction program implemented in 1995 net of certain expenses that vary with revenue growth.

REAL ESTATE INDUSTRY

Real Estate Franchise

     The CENTURY 21 franchise system contributed $43.8 million of adjusted net revenue and $19.3 million of operating profit for the five months following the Company's August 1, 1995 acquisition. Franchise fees paid by the approximately 6,000 CENTURY 21 franchised brokerage offices approximated $42.1 million and comprised the significant portion of Real Estate Franchise net revenue. Operating expenses included $21.5 million of SG&A, including franchise sales, service and training expenses and $3.0 million of depreciation and amortization associated with goodwill and franchise agreements acquired in the CENTURY 21 acquisition.

Relocation

     The Company operated PHH Relocation in both 1994 and 1995 and WRM from August 1, 1995, the date it was acquired.

Operating income ($000's)                  1995          1994           Variance
-------------------------                --------       --------      ----------
Adjusted net revenue .............       $301,667       $255,974             18%
Operating expenses ...............        259,949        221,440             17%
                                         --------       --------
Operating income .................       $ 41,718       $ 34,534             21%
                                         ========       ========

     Operating income increased 21% ($7.2 million) as a result of an 18% ($45.7 million) increase in adjusted net revenue offset by a 17% ($38.5 million) increase in operating expenses. The 18% increase in adjusted net revenue resulted primarily from an expansion of full service products offered to corporate clients and a 7% ($7.8 million) increase in home sale assistance fees. 1995 also included revenue and expense contributions from WRM which was acquired on August 1, 1995. The operating expense increase resulted from growth in the infrastructure necessary to match competition for fee-based services other than home sale assistance and system related expenses associated with U.S. and Canadian asset management businesses.

Mortgage Services

Operating income ($000's)                   1995           1994         Variance
-------------------------                 -------        -------      ----------
Adjusted net revenue .............        $93,251        $74,494             25%
Operating expenses ...............         51,507         44,322             16%
                                          -------        -------
Operating income .................        $41,744        $30,172             38%
                                          =======        =======

     Operating income increased 38% ($11.6 million) as a result of a 25% ($18.8 million) increase in adjusted net revenue partially offset by a 16% ($7.2 million) increase in operating expenses. Adjusted net revenue increased as a result of $55.6 million of higher net revenue associated with the capitalization of originated mortgage servicing rights partially offset by a $10.7 million reduction in the gain on sale of servicing rights and a 32% increase in total loan closings from 1994 to 1995. In addition, operating expenses increased as the Company responded to the increase in loan production volume and the increased servicing portfolio.

     Mortgage loan closings increased from $3.4 billion to $6.3 billion in 1995. These increases resulted from the increased consumer demand discussed above and the Company's increased market share due primarily to expanded relationships with affinity groups which represented 29% of the total increase, and with financial institutions which represented 24% of the total increase. Servicing net revenue increased 13% as a result of an increase in the average servicing portfolio partially offset by increased amortization of servicing rights.




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     The Company adopted Statement of Financial  Accounting Standards (SFAS) No.
122, "Accounting for Mortgage Servicing Rights," effective May 1, 1995. This statement requires that originated mortgage servicing rights be recognized as income when the loan is sold and servicing is retained. The effect of this change in accounting was partially offset by a decrease in margins realized on loans sold. This decline in margins reflects the competition in the industry to capture lower demand for mortgages created by the changes in interest rates during 1995.

Other Segment

Operating income ($000's)                   1995          1994          Variance
-------------------------                 -------        -------      ----------
Adjusted net revenue .............        $19,728        $11,387             73%
Operating expenses ...............          9,022          5,012             80%
                                          -------        -------
Operating income .................        $10,706        $ 6,375             68%
                                          =======        =======

Operating income increased 68% ($4.3 million) as a result of the incremental profits from Central Credit Inc. ("CCI"), which conducts a casino credit information business and was acquired by the Company in May 1995.


LIQUIDITY AND CAPITAL RESOURCES

Acquisition Overview

     The Company continues to seek to expand and strengthen its leadership position in its travel and real estate industry segments with additional acquisitions. Following the April 30, 1997 merger with PHH, the Company believes it has achieved, annually, points of contact with over 100 million consumers involved in significant dollar volumes of transactions in the travel and real estate industries. The Company's desire to cross-market within its businesses and expand the revenue streams of each business as well as market to its millions of consumer contacts was the primary motivation for the proposed merger with CUC, which the Company believes currently possesses expertise in direct marketing necessary to accomplish the Company's objectives.

     The Company's acquired businesses share similar characteristics, foremost of which is that each was immediately accretive to Company cash flow and earnings. Revenue is substantially generated from service fees and not dependent on tangible assets or the need for capital expenditures other than technology investments which support and historically have been significantly funded by the Company's customers. These service businesses each generate significant cash flow which is enhanced by the Company's operating leverage that supports acquired revenue streams without corresponding increases in operating infrastructure expenses.

     Assuming the successful completion of the proposed CUC merger, the Company is imminently positioned to cross-market within its existing business segments. The Company continues to pursue acquisitions and/or investments in service businesses that fit the profile described above.

PHH Merger

     On April 30, 1997, the Company acquired PHH by merger (the "PHH Merger") for approximately 30.3 million shares of Company common stock in exchange for all of the outstanding common stock of PHH. PHH is the world's largest provider of corporate relocation services and also provides mortgage and fleet management services. Since this transaction has been accounted for as a pooling of interests, all financial information has been restated for the PHH merger.

     The Company will incur a one-time restructuring charge of approximately $287 million before related tax benefits in the second quarter of 1997 in connection with the merger. The charge includes severance, facility consolidation and other transaction related costs associated with the restructuring of Company and PHH businesses. The restructuring charge will be paid with borrowings under the Company's revolving credit facility and cash flow from operations. The Company estimates the charge to result in annual pre-tax savings of approximately $100 million with the full benefit of cost reductions beginning in 1998.

     Although PHH debt to equity ratio approximates 7 to 1, such debt corresponds directly with related net investments in leased vehicles, equity advances on homes and mortgage loans held for sale. Accordingly, Standard and Poor's Corporation ("S&P") and Moody's Investors Service, Inc. ("Moody's") assigned investment grade ratings of A+ and A2, respectively, to PHH debt and A1 and P1, respectively to PHH commercial paper.

Pending Acquisitions

Value - On March 3, 1997, the Company announced that it reached an agreement in principle to acquire Value Rent-A-Car ("Value") for $175 million in cash. The Company determined not to pursue the acquisition of Value and terminated such agreement in April 1997.

Sheraton - On January 27, 1997, Hilton Hotels Corporation ("Hilton") announced that it had reached a preliminary understanding to license certain assets to the Company in connection with its pending tender offer for the outstanding common stock of ITT Corporation ("ITT"). Pursuant to the preliminary understanding, subject to Hilton's successful acquisition of ITT, the Company would license the Sheraton trademark, franchise system and management agreements worldwide under a long-term contract. The transaction is subject to Hilton's acquisition of ITT as well as negotiation of definitive agreements relating to the proposed license agreement. There can be no assurance that Hilton's attempt to acquire ITT will be successful or that the Company and Hilton will consummate their proposed transaction.

Completed Acquisitions

RCI - On November 12, 1996, the Company completed the acquisition of all the outstanding common stock of RCI for approximately $487 million comprised of $412 million in cash and $75 million of Company common stock plus future contingent payments of up to $200 million over the next five years. The cash portion of the purchase price was funded with borrowings under a revolving credit facility, acquired RCI cash and excess proceeds from a second quarter public offering of approximately 19.4 million shares which generated $1.2 billion of proceeds (the "Offering").

RCI, based in Indianapolis Indiana, is the world's largest provider of timeshare exchange programs, providing services for approximately 2.2 million timeshare owners and approximately 3,100 resorts around the world. RCI is also engaged in publishing related to the timeshare industry and provides other travel-related services, integrated software systems and resort management and consulting services.

Avis - On October 17, 1996, the Company completed the acquisition of all of the outstanding capital stock HFS Car Rental Inc. (formerly Avis, Inc.) ("Avis"), including payments under certain employee stock plans of Avis and the redemption of certain series of preferred stock of Avis for $806.5 million. The purchase price was comprised of approximately $367.2 million in cash, $100.9 million in indebtedness and $338.4 million (approximately 4.6 million shares) of Company common stock. The cash portion of the purchase price was funded with excess proceeds from the Offering.

Prior to the consummation of the acquisition, the Company announced its plan to undertake an IPO of ARAC within one year of the acquisition date and dilute its interest in ARAC to approximately 25%. ARAC will license the Avis trademark from the Company in return for a license fee based on a percentage of ARAC revenue. The Company also provides reservation and information technology services to ARAC.

Coldwell Banker - On May 31, 1996, the Company acquired by merger Coldwell Banker for $640 million of cash plus repayment of approximately $105 million of indebtedness. At that time, Coldwell Banker Corporation ("Coldwell Banker") had 2,164 franchised brokerage offices and owned 318 residential real estate brokerage offices ("Owned Brokerage Business") in the United States, Canada and Puerto Rico, representing the third largest real estate brokerage system in the United States.

The Company financed the Coldwell Banker transaction with a portion of the approximately $1.2 billion of proceeds from the Offering. Immediately following the closing of the Coldwell Banker merger, the Company conveyed the Owned Brokerage Business to the Trust and recorded a $5 million pre-tax restructuring charge.

CENTURY 21 Non-owned Regions - During the second quarter of 1996, the Company completed the acquisition of six U.S. CENTURY 21 regions which were licensed to four independent master licensees. The aggregate purchase price consisted of approximately $96.4 million of cash, $5 million of notes and $46 million (approximately 0.9 million shares) of the Company's common stock. These acquisitions resulted in the Company receiving royalty fees of up to 6% of the franchisee gross commissions generated by such offices compared to less than 1% previously received under the master licensing agreements. The cash portion of the aggregate purchase price was financed with proceeds from the issuance of 4 3/4% Notes.

ERA - On February  12,  1996,  the Company  purchased  substantially  all of the
assets   comprising  the  ERA  residential  real  estate  brokerage  system  for approximately $39.4 million, which was financed by borrowings under the Company's revolving credit facility.

CENTURY 21 - On August 1, 1995, a majority-owned Company subsidiary, C21 Holding Corp. ("Holding"), acquired Century 21 from Metropolitan Life Insurance Company ("MetLife") for an aggregate purchase price of $245 million plus expenses. In February 1996, the Company paid the $30 million contingent portion of the purchase price of Century 21 and redeemed $80 million of Century 21 redeemable preferred stock issued by MetLife prior to the acquisition. The Company financed these payments with proceeds from the 4-3/4% Notes.

Effective October 29, 1996 (the "Effective Date"), the Company amended the Subscription and Stockholders' Agreement dated as of August 1, 1995 among C21 Holding Corp., the Company and a group of former executives of Century 21 Real Estate Corporation ("the Former Management") pursuant to which the Company owned 87.5% of C21 Holding Corp. and the Former Management owned 12.5% of C21 Holding Corp. Such amendment provided for the acceleration of the Company's option to purchase the 12.5% ownership from the Former Management at fair market value, determined as of the Effective Date. The Company completed such purchase in the second quarter of 1997 for $52.8 million.

Travelodge - On January 23, 1996, the Company purchased the assets comprising the Travelodge hotel franchise system in North America, including the Travelodge and Thriftlodge service marks and franchise agreements from Forte Hotels, Inc. ("FHI") for $39.3 million. The Company financed the acquisition with borrowings under its revolving credit facility and repaid the borrowings with proceeds from the 4-3/4% Notes.

Concurrent with the Company's acquisition of the Travelodge franchise system, Motels of America, Inc., through a wholly owned subsidiary, (collectively "MOA"), purchased 20 Travelodge motels from FHI for $32.3 million. Chartwell Leisure, Inc. ("CHRT") (formerly National Lodging Corp.), a former wholly owned Company subsidiary which was distributed to the Company shareholders in November 1994, purchased all of the capital stock of FHI for $98.4 million. FHI owned or had an interest in 112 hotel and motel properties at the acquisition date. MOA, a significant Company franchisee, entered into twenty year Travelodge franchise agreements for the lodging properties it acquired from FHI. The Company financed $10 million of MOA's purchase price under a $10 million revolving credit facility, bearing interest at 14% per annum. The loan is guaranteed by the parent company of MOA and secured by approximately 80% of MOA's outstanding common stock.

In connection with CHRT's acquisition of FHI, the Company guaranteed $75 million of CHRT borrowings under a $125 million revolving credit facility entered into by CHRT with certain banks. The Company is paid a guarantee fee of 2% per annum of the outstanding guarantee commitment by the Company pursuant to a Financing Agreement.

Concurrent with the acquisition of the Travelodge franchise system and CHRT's acquisition of FHI, the marketing and advisory agreements between the Company and CHRT were terminated. The corporate services agreement was modified to provide that the Company was to provide financial and other corporate administrative support and advisory services through September 1996 and thereafter advisory services through January 2019 for a fee of $1.5 million per year. This agreement was terminated in November 1996 by mutual agreement, with the Company receiving $9.5 million in consideration for consenting to early termination of such agreement. Additionally, CHRT paid a $2.0 million advisory fee to the Company in connection with CHRT's acquisition of FHI.

Equity Transactions

Treasury Purchases - On January 7, 1997, the Board of Directors authorized the purchase of 2.6 million shares of Company common stock to satisfy stock option exercises and conversions of convertible debt securities and to fund future acquisitions. The Company acquired approximately 2.6 million treasury shares in January and February 1997 for $179.4 million with revolving credit borrowings.

The Company completed the offering of 19.4 million shares of common stock in the second quarter of 1996 which yielded net proceeds to the Company after expenses of approximately $1.2 billion. Approximately $755 million of the proceeds were used to finance the acquisition of Coldwell Banker and $75 million was used to repay outstanding borrowings under the Company's revolving credit facility. The remaining $331 million of proceeds were used as partial consideration for the October 17, 1996 and November 12, 1996 acquisitions of Avis and RCI, respectively.

The Company issued 0.9 million shares of common stock in May 1996 in connection with the acquisition of the CENTURY 21 non-owned regions. Also, the Company issued 4.6 million and 1.0 million shares in connection with the October 17, 1996 and November 12, 1996 acquisitions of Avis and RCI, respectively.

Financing

     The Company continues to believe that it has excellent liquidity and access to liquidity through various sources. Most significant, the Company has generated significant positive cash flow from operations in every quarter since its initial public offering in December 1992. The Company has also demonstrated its ability to access equity and public debt markets and financial institutions to generate capital for strategic acquisitions. Indicative of the Company's creditworthiness, following the announcement of the PHH merger, S&P and Duff & Phelps affirmed their A credit rating of the Company's publicly issued debt and Moody's upgraded the Company's debt rating to A3.

     Liquidity is available to the Company through revolving credit facilities which may provide up to $1.5 billion of unsecured borrowings at interest rates generally approximating LIBOR plus a margin of 25 basis points. At December 31, 1996, the Company had $205 million of outstanding borrowings under its revolving credit facilities.

     The Company filed a shelf registration statement with the Securities and Exchange Commission effective August 29, 1996, for the aggregate issuance of up to $1 billion of debt and equity securities. These securities may be offered from time to time, or separately based on terms to be determined at the time of sale. The proceeds may be used for general corporate purposes, which may include future acquisitions.

     Long-term debt, which totaled $748.4 million at December 31, 1996, primarily consists of $537 million of publicly issued debt and $205 million of borrowings under the Revolving Credit Facilities. Publicly issued debt includes the $240 million of 4-3/4% Notes (convertible) due 2003, $147 million of 4-1/2% convertible senior notes due 1999 and $150 million of 5-7/8% senior notes due December 1998. Interest on the publicly issued debt is paid semi-annually. Long-term debt increased from $303.0 million at December 31, 1995 to $748.4 million at December 31, 1996, due to the issuance of the 4-3/4% Notes and $205 million of borrowings under the Revolving Credit Facilities which partially financed the November acquisition of RCI.

     PHH operates mortgage services, fleet management and relocation businesses as a separate public reporting entity and supports purchases of leased vehicles and originated mortgages primarily with $5.1 billion of borrowings at December 31, 1996, including the issuance of $3.1 billion of commercial paper and $1.7 billion of medium term notes. Such borrowings are included in liabilities under management and mortgage programs rather than long-term debt since such debt corresponds directly with high quality related assets. Although PHH's debt to equity ratio approximates 7 to 1, in recognition of the relationship between borrowings and high quality assets, following the announcement of the PHH merger, S&P and Moody's affirmed investment grade ratings of A+ and A2, respectively to PHH debt and A1 and P1, respectively to PHH commercial paper.

     Although PHH debt is issued without recourse to the Company, the combined company will continue to maintain broad access to global capital markets by maintaining the quality of its assets under management. This is achieved by establishing credit standards to minimize credit risk and the potential for losses. Depending upon asset growth and financial market conditions, PHH utilizes the United States, European and Canadian commercial paper markets, as well as other cost-effective short-term instruments. In addition, PHH will continue to utilize the public and private debt markets to issue unsecured senior corporate debt. Augmenting these sources, PHH will periodically reduce outstanding debt by the sale or transfer of managed assets to third parties while retaining fee-related servicing responsibility.

     To provide additional financial flexibility, PHH's current policy is to ensure that minimum committed facilities aggregate 80 percent of the average amount of outstanding commercial paper. PHH maintains a $2.5 billion syndicated unsecured credit facility which is backed by domestic and foreign banks and is comprised of $1.25 billion of lines of credit maturing in 364 days and $1.25 billion maturing in five years. In addition, PHH has approximately $300 million of uncommitted lines of credit with various financial institutions. Management closely evaluates not only the credit of the banks but the terms of the various agreements to ensure ongoing availability. The full amount of PHH's committed facilities in 1997 to date are undrawn and available. Management believes that its current policy provides adequate protection should volatility in the financial markets limit PHH's access to commercial paper or medium-term notes funding.

     The Company minimizes its exposure to interest rate and liquidity risk by effectively matching floating and fixed interest rate and maturity characteristics of funding to related assets, varying short and long-term domestic and international funding sources, and securing available credit under committed banking facilities.

     The Company generated $1.2 billion of cash flow from operations during the year ended December 31, 1996, representing a $372.4 million (44%) increase from the year ended December 31, 1995. The Company reported a $12.2 million working capital deficiency at December 31, 1996 primarily as a result of $313 million of deferred subscription revenue acquired in the November 1996 RCI acquisition without the benefit of acquiring the corresponding up-front cash collected for the same subscriptions.

     Cash and cash equivalents increased $46.6 million from December 31, 1995 to December 31, 1996. Approximately $372.4 million and $1.1 billion of the increase was attributable to net cash provided by operating activities and financing activities, respectively. This increase was offset by $1.4 billion of net cash used in investing activities. The increase from operating activities was primarily attributable to $99.4 million of incremental net income and $98.5 million of incremental depreciation and amortization. Investing activities required the use of $1.5 billion more cash in 1996 to purchase the net assets of acquired business exclusive of acquired cash, and $14.2 million of incremental property and equipment additions including company headquarters improvements (first occupied in September 1996), a new reservation system for the Super 8 franchise systems and computer equipment following the Company's termination of a contract with an information technology services provider. The $1.1 billion increase in net cash provided by financing activities resulted from approximately $1.2 billion and $447.1 million of proceeds received in connection with the Offering and borrowings under the Revolving Credit Facilities, respectively.

     On October 2, 1996, the Company replaced an existing $300 million revolving credit facility with $1 billion of revolving credit facilities consisting of (i) a $500 million, five year revolving credit facility and a $500 million, 364 day credit facility (the "364 Day Revolving Credit Facility") (collectively the "Revolving Credit Facilities"). The Company may renew the 364 Day Revolving Credit Facility on an annual basis for an additional 364 days up to a maximum aggregate term of five years upon receiving lender approval. The Revolving Credit Facilities, at the option of the Company, bear interest at rates based on competitive bids of lenders participating in the facilities, at the prime rate or at LIBOR plus a margin approximating 25 basis points. In 1997, the Company has requested and received an additional $500 million of credit availability under the Revolving Credit Agreement. Outstanding borrowings under the Revolving Credit Facilities approximates $205 million at December 31, 1996.


IMPACT OF INFLATION

     The primary source of revenue of the Company through December 31, 1996 is based on a percentage of the franchised lodging facilities' gross room revenue and franchised real estate brokerage offices' gross commission revenue. As a result, the Company's revenue (excluding those changes attributable to a change in the number of franchises) is expected to change consistent with the trend of the consumer price index. The Company does not believe that inflation would have an unfavorable impact on its operations.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which is effective for the Company in financial statements issued after January 1, 1997. The Company does not expect the adoption of SFAS 125 to have a material impact on the financial condition or results of operations.

     In March 1997, FASB issued SFAS No. 128, "Earnings per Share" which is effective for the Company in financial statements issued after December 15, 1997. SFAS 128 supersedes APB 15 and replaces the presentations of primary EPS with a presentation of Basic EPS. It also requires presentation of Basic and Diluted EPS on the income statement for all entities with complex capital structures. Assuming SFAS 128 was applicable for 1996, the Company would have reported the following:

         Pro forma:
              Basic EPS                              $    1.78
              Diluted EPS                            $    1.59
         As reported:
              Primary EPS                            $    1.59
              Diluted EPS                            $    1.58


SEASONALITY

     The principal sources of revenue for the Company are fees for services provided. Lodging and Car Rental franchise royalty fees share the same pattern of revenue experienced by their respective underlying industries, wherein summer months produce higher revenue due to increased leisure travel. Although the Timeshare business services the leisure traveler, exchanges are made and earned consistently throughout the year. The Fleet Management segment services corporate fleet consumers that lease vehicles throughout the year and accordingly, earnings from such services are earned consistently throughout the year. Real Estate franchise fees and Relocation service fees are earned when residential home sale closings peak, which is generally in summer months. Mortgage service fees are amortized and earned consistently over the term of the loan being serviced: however; revenue derived from loan originations and sales of servicing may fluctuate depending on interest rate changes which influence the market for loan refinancings, pay-offs and lending activity. On a weighted average basis, pro forma for acquired companies, the aggregate principal sources of revenue generate 22%, 26%, 28% and 24% of total annual revenue in the first, second, third and fourth calendar quarters, respectively.